Exhibit 99.1

Media Contact:
Amy Ryan
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524

Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812

FOR IMMEDIATE RELEASE

Biogen Idec Reports Fourth Quarter Earnings per Share of $0.24 (Adjusted Pro
Forma); Full Year 2003 Earnings per Share of $1.22 (Adjusted Pro Forma)
- - -
On a GAAP Basis, Fourth Quarter Loss per Share of $4.03 and
Full Year 2003 Loss Per Share of $4.92 Primarily Due to Merger-Related
Accounting Impacts
- - -
2003 Revenues Rose 19 Percent (Pro Forma Combined)
- - -
Biogen Idec Reaffirms Goal of Achieving an Average of 15 Percent Revenue Growth
and 20 Percent Earnings per Share (Adjusted Pro Forma) Growth through 2007
- - -
Biogen Idec Announces 12 Million Share Repurchase Plan Authorized

Cambridge, MA (March 2, 2004) — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with top products and capabilities in oncology and immunology, announced today that adjusted pro forma earnings per share were $0.24 for the fourth quarter of 2003 and $1.22 for the full year 2003.

Adjusted pro forma earnings per share and net income for the fourth quarter and full year 2003 include revenues and expenses from the former Biogen, Inc from January 1 to November 12, 2003 but exclude: (1) certain merger-related accounting impacts such as write off of acquired in-process research and development, amortization of intangibles, and inventory step up, (2) certain merger-related charges, and (3) all other non-operating charges of former Biogen, Inc and IDEC Pharmaceuticals Corporation during those periods. These adjustments, expenses, and non-operating charges are itemized on the attached reconciliation tables.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Biogen Idec reported a loss of $991 million (or loss per share of $4.03) in the fourth quarter of

2003 and a loss of $875 million (or loss per share of $4.92). The fourth quarter and full year losses were primarily due to the $823 million write-off of acquired in-process research and development related to the merger. GAAP results include the results of operations of former Biogen, Inc. from November 13, 2003 through December 31, 2003.

“Since the completion of our merger late last year, we’ve had a string of successes in our product pipeline,” said James Mullen, Biogen Idec’s Chief Executive Officer. “Furthermore, the past four months of operating as one organization have confirmed the promise of our new company. Biogen Idec is well positioned to achieve our long-term goal of delivering an average of 15 percent top line and 20 percent bottom line growth through 2007.”

Biogen Idec’s pro forma combined revenues for 2003 rose 19 percent to $1.852 billion versus a comparable basis in 2002 of $1.553 billion. Pro forma combined revenues in the fourth quarter of 2003 increased 15 percent to $491 million versus a comparable basis in 2002 of $426 million.

Product Sales Performance

Revenues from AVONEX® (Interferon beta-1a), Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), for the fourth quarter increased 21 percent to $310 million (pro forma combined) from the fourth quarter of 2002. Full year AVONEX sales were $1.168 billion (pro forma combined), an increase of 13 percent over the prior year sales. In 2003, U.S. sales of AVONEX were $800 million and international sales for AVONEX were $368 million (pro-forma combined).

AMEVIVE® (alefacept), Biogen Idec’s treatment for moderate to severe psoriasis, was approved at the end of January 2003. AMEVIVE sales were $17 million (pro forma combined) in the fourth quarter and $40 million (pro forma combined) for the full year.

Sales of ZEVALIN® (ibritumomab tiuxetan), Biogen Idec’s radioimmunotherapeutic agent, were $4.5 million in the fourth quarter as compared to $5.5 million for the same period last year. For the full year 2003, ZEVALIN sales were $20 million as compared to $14 million for 2002.

Revenues for the fourth quarter of 2003 included $130 million from our joint business arrangement with Genentech, Inc. related to RITUXAN® (rituximab), a treatment for certain B-cell non-Hodgkin’s lymphomas that Biogen Idec co-promotes in the U.S. with Genentech, compared to $117 million for the fourth quarter of 2002. Revenues for the full year 2003 included $493 million from our joint business arrangement with Genentech related to RITUXAN compared to $386 million for 2002. All U.S. sales of RITUXAN are recognized by Genentech and we record our share of the pretax copromotion profits on a quarterly basis. U.S. net sales of RITUXAN in the fourth quarter and full year of 2003, as recorded by Genentech, were $369 million and $1.360 billion, respectively, compared to $318 million and $1.080 billion for the comparable periods in 2002.

Financial Guidance

Biogen Idec today reaffirmed its long-term goal of achieving 15 percent compound annual revenue growth, and approximately 20 percent compound annual earnings per share (adjusted pro forma) growth through 2007. The recent announcement by the Company, along with its partner, Elan Corporation plc (Elan), of their intention to submit with the U.S. Food and Drug Administration an application for the approval of ANTEGREN® (natalizumab) as a treatment for MS based on 1-year Phase III results further enhances the Company’s confidence in its ability to achieve these previously stated earnings and revenue goals.

In 2004, the Company anticipates its effective tax rate for 2004 to be in the range of 31 – 33% and capital expenditures to peak in the range of $325 million to $400 million. A significant portion of these expenditures will be directed towards the construction of a large-scale manufacturing facility and administrative, research and development space in the San Diego area. Additionally, the Company expects to generate an average of $500 million in annual operating cash flow over the next four years.

Biogen Idec Announces Stock Repurchase Plan

Biogen Idec announced that its Board of Directors has authorized the repurchase of up to 12 million shares of its common stock. The repurchased stock will provide the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. Stock purchases will occur from time to time over the next two years, depending on market conditions and other corporate considerations. The share buyback will be largely funded through operating cash flow and will be accretive to EPS.

William Rastetter, Biogen Idec’s Executive Chairman, said, “This share repurchase plan underscores the belief of management and the Board of Directors that our common stock represents an attractive investment for the Company, based on our well-defined strategy and our prospects for future growth. Given our strong anticipated operating cash flow, this program will not restrict our strategic flexibility.”

The Company currently has approximately 331 million shares of common stock outstanding.

2003 and Early 2004 Highlights

•	On January 2, 2003, ANTEGREN Phase II clinical trial results in both MS and Crohn’s disease were published in the New England Journal of Medicine.

•	On January 31, 2003, AMEVIVE was approved by the FDA for the treatment of adult patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy.

•	On February 7, 2003, the FDA approved a label change for AVONEX to include treatment of patients with a first MS attack if brain MRI scan abnormalities characteristic of MS are shown. AVONEX is the first treatment approved for this use in the U.S.

•	On May 29, 2003, the FDA approved a new pre-filled syringe for AVONEX, designed to make treatment even more convenient for people with MS.

•	On June 17, 2003, Genentech, Inc. and Biogen, Inc. announced a collaboration for the research and development of a BR3 (BAFF-R) protein therapeutic. The protein is a B-cell activating factor receptor of the TNF family and is a key target for developing drugs to treat disorders associated with abnormal B-lymphocyte activity, such as rheumatoid arthritis and lupus. BAFF-R was first identified by Biogen. Biogen Idec and Genentech will combine their pioneering efforts in this pathway towards developing a new therapeutic protein.

•	On June 23, 2003, IDEC Pharmaceuticals Corporation and Biogen, Inc. announced their intention to merge to create the world’s third largest biotechnology company, with strong focus in oncology and immunology.

•	On October 1, 2003, Biogen, Inc. licensed from Fumapharm AG exclusive rights to develop and market a potential new oral therapy for psoriasis entering Phase III clinical trials in Europe.

•	On November 10, 2003, Biogen, Inc. announced positive results of a Phase II study of oral ADENTRI™, an adenosine receptor antagonist, in patients with stable heart failure. The results were announced at the annual meeting of the American Heart Association in November 2003 in Orlando, Florida.

•	On November 12, 2003, IDEC Pharmaceuticals Corporation and Biogen, Inc. completed a merger transaction. At the same time, IDEC Pharmaceuticals Corporation changed its name to Biogen Idec Inc.

•	On November 13, 2003, Genentech, Biogen Idec and F. Hoffman La Roche were informed that an Eastern Cooperative Oncology Group (ECOG) Phase III study (E1496) evaluating RITUXAN maintenance therapy met its pre-specified primary efficacy endpoint early. A pre-planned interim analysis of the study data by an independent ECOG Data Monitoring Committee (DMC) demonstrated a statistically significant improvement in time to treatment failure for patients receiving RITUXAN maintenance therapy.

•	In December 2003, over 270 abstracts on RITUXAN and more than 10 abstracts on ZEVALIN were presented at the American Society of Hematology (ASH) 45th Annual Meeting.

•	On December 7, 2003, Genentech and Biogen Idec announced initial positive results of the first randomized Phase III trial with RITUXAN in previously untreated (front-line) patients with indolent non-Hodgkin’s lymphoma (NHL). The initial results of the study indicated that the addition of RITUXAN to a chemotherapy regimen of cyclophosphamide, vincristine, and prednisone (R-CVP) prolonged time to treatment failure, the primary endpoint of the study, to 26 months compared to seven months for patients treated with a chemotherapy regimen of cyclophosphamide, vincristine, and prednisone alone.

•	In January 2004, Schering AG announced that the European Agency for the Evaluation of Medicinal Products, the regulatory authority in the European Union, granted marketing approval of ZEVALIN in the EU for the treatment of adult patients with CD20+ follicular B-cell NHL who are refractory to or have relapsed following RITUXAN therapy.

•	On January 29, 2004, Elan Corporation, plc and Biogen Idec announced results from a second Crohn’s disease study. In this study, the primary endpoint of “maintenance of response,” as defined by a sustained Crohn’s Disease Activity Index (CDAI) score of less than 220 as well as no use of rescue intervention throughout six months of the study, was met. This double-blind, placebo controlled study known as ENACT-2 (Evaluation of Natalizumab as Continuous Therapy-2) enrolled responders from our other completed Phase III trial of ANTEGREN in Crohn’s disease known as ENACT-1 (Evaluation of Natalizumab as Continuous Therapy-1). Through month six, there was a significant treatment difference of greater than 30 percent in favor of patients taking ANTEGREN compared to those taking placebo. Results from ENACT-1 were announced in July 2003. In that study, the primary endpoint of “response,” as defined by a 70-point decrease in the CDAI, at week 10, was not met. There were no notable differences in the overall rates of side effects between natalizumab and placebo treatment groups in either trial. The most common adverse events seen in the two trials were headache, nausea, and abdominal pain across both the treatment and placebo groups. The Companies plan to initiate an additional Phase 3 study of ANTEGREN in Crohn’s disease in 2004.

•	On February 5, 2004, Celltech Group plc and Biogen Idec announced that they entered into a collaboration for the research, development and commercialization of antibodies against the CD40 ligand (CD40L) protein for the treatment of autoimmune diseases.

•	On February 18, 2004, Biogen Idec and Elan announced that they expect to submit a Biologics License Application (BLA) for approval of ANTEGREN as a treatment for MS. The companies expect to submit the BLA mid-year 2004. The decision to file the BLA was made after discussions with the FDA of one-year data from the two ongoing two-year Phase III trials in MS. The companies are committed to completing the two-year trials.

CONFERENCE CALL AND WEBCAST

The Company’s earnings conference call for the fourth quarter will be broadcast via the Internet at 5:00 p.m. ET on March 2, 2004, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com

Safe Harbor

This press release contains forward-looking statements regarding expected future financial results and plans for our development programs.

These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, including future revenues, revenue growth, earnings per share, product sales, royalties, expenses, effective tax rate, and capital expenditures, may be affected by a number of factors, including any slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of these products in key markets worldwide, the extent to which the Company achieves market acceptance of its other products, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, any unanticipated increase in expenses, in-licensing and product opportunities, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products. For example, we have encountered certain problems in the manufacture of AVONEX. As a result, we have had to write down a number of batches. If these problems continue, we would likely have to incur additional charges and could potentially experience an interruption in the supply of AVONEX.

Our long-term growth will depend on the successful development and commercialization of new products such as ANTEGREN. Drug development involves a high degree of risk. For example, our plans to file a BLA for approval of ANTEGREN as a treatment for MS could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.

For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities see the periodic reports filed by the Company and Biogen, Inc. with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Financial Results For The Fourth Quarter and Full Year of 2003
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
REVENUES
Product	$156,492	$5,453	$171,561	$13,711
Revenue from unconsolidated joint business	129,813	116,559	493,049	385,809
Royalties	12,010	—	12,010	—
Contract	1,531	1,640	2,563	4,702

Total Revenues	299,846	123,652	679,183	404,222

COST AND EXPENSES
Cost of product and royalty revenues	279,457	336	284,739	1,457
Research and development	111,954	28,452	233,337	100,868
Selling, general and administrative	99,614	26,976	174,596	88,021
Acquisition of in-process research and development	823,000	—	823,000	—
Amortization of acquired intangible assets	33,180	—	33,180	—

Total Cost and Expenses	1,347,205	55,764	1,548,852	190,346

Income from Operations	(1,047,359)	67,888	(869,669)	213,876
Other income (expense), net	(19,504)	4,409	(10,955)	17,646

INCOME (LOSS) BEFORE INCOME TAXES	(1,066,863)	72,297	(880,624)	231,522
Income Taxes	(76,296)	27,703	(5,527)	83,432

NET INCOME (LOSS)	$(990,567)	$44,594	(875,097)	148,090

BASIC EARNINGS (LOSS) PER SHARE	$(4.03)	$0.29	$(4.92)	$0.97

DILUTED EARNINGS (LOSS) PER SHARE	$(4.03)	$0.26	$(4.92)	$0.85

SHARES USED IN CALCULATING:
BASIC EARNINGS (LOSS) PER SHARE	245,831	153,410	177,982	153,086

DILUTED EARNINGS (LOSS) PER SHARE	245,831	178,247	177,982	179,634

Note: Certain items in prior years’ financial statements have been reclassified to conform to current year’s presentation.

TABLE 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
Assets:
Current assets
Cash, cash equivalents and securities available-for-sale	$835,959	$787,774
Accounts receivable, net	198,524	4,920
Inventory	496,349	33,665
Other current assets	296,593	151,251

Total current assets	1,827,425	977,610

Long-term securities available-for-sale	1,502,327	660,091
Property and equipment, net	1,252,783	264,537
Intangible assets, net	3,638,812	—
Goodwill	1,153,015	—
Other	120,293	157,451

Total assets	$9,494,655	$2,059,689

Liabilities and shareholders’ equity
Current liabilities	$387,222	$56,225
Long-term deferred tax liability	1,115,384	—
Non-current liabilities	937,474	893,774
Shareholders’ equity	7,054,575	1,109,690

Total liabilities and shareholders’ equity	$9,494,655	$2,059,689

TABLE 3

Biogen Idec
Condensed Consolidated Statements of Operations
and Reconciliation of GAAP Earnings to Adjusted Pro Forma Non-GAAP Earnings
(In millions, except per share data)

	Three Months Ended
	December 31, 2003
						Biogen			Adjusted
					Adjusted	Operating			Pro Forma
	GAAP	Adjustments			Non-GAAP	Pre-Merger			Non-GAAP
						10/1-11/12/03
Revenues
Product	$156.5	—			$156.5	$175.5	(A	)	$332.0
Revenues from unconsolidated joint business	129.8	—			129.8	—			129.8
Royalties	12.0	—			12.0	14.8	(A	)	26.8
Corporate partner revenues	1.5	—			1.5	1.0	(A	)	2.5

Total Revenues	299.8	—			299.8	191.3			491.1
Cost and Expenses
Cost of sales	279.4	(233.4)	(B	)	46.0	33.0	(A	)	79.1
Research and development	112.0	—			112.0	52.8	(A	)	164.8
Selling, general and administrative	99.6	(3.1)	(D	)	86.3	50.4	(A	)	136.7
		(10.2)	(E	)					—
Write-off of acquired in-process research and development	823.0	(823.0)	(F	)	—	—			—
Amortization of acquired intangibles	33.2	(33.2)	(G	)	(0.0)	—			(0.0)

Total costs and expenses	1,347.2	(1,102.9)			244.3	136.2			380.5
Income (loss) from operations	(1,047.4)	1,102.9			55.5	55.1			110.6
Other income (expense), net	(19.5)	30.7	(H	)	11.2	4.8	(A	)	16.0

Income (loss) before income taxes	(1,066.9)	1,133.6			66.7	59.9			126.6
Provision (benefit) for income taxes	(76.3)	100.0	(I	)	23.7	15.6	(A	)	39.2

Net income (loss)	($990.6)	$1,033.6			$43.0	$44.3			$87.4

Numerator:
Net income (loss)	($990.6)				$43.0				$87.4
Net adjustment for interest expense	—				0.4				0.4
Net income (loss) used in calculating diluted eps	($990.6)				$43.4				$87.8
Shares used in calculation of earnings (loss) per share:
Denominator:
Weighted average number of common shares outstanding	245.8				245.8				328.0
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	—				32.4				32.4
Dilutive potential common shares	245.8				278.2				360.4
Earnings (loss) per share:
Basic	($4.03)				$0.18				$0.27
Diluted	($4.03)				$0.16				$0.24
	column 1	column 2			column 3=	column 4			column 5=
					columns 1 + 2				columns 3 + 4

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Three Months Ended
	December 31, 2002
				Biogen			Adjusted
			Adjusted	Operating			Pro Forma
	GAAP	Adjustments	Non-GAAP	Pre-Merger			Non-GAAP
				10/1-12/31/02
Revenues
Product	$5.5	—	$5.5	$256.3	(A	)	$261.7
Revenues from unconsolidated joint business	116.6	—	116.6	—			116.6
Royalties	—	—	—	46.2	(A	)	46.2
Corporate partner revenues	1.6	—	1.6	—	(A	)	1.6

Total Revenues	123.7	—	123.7	302.5			426.1
Cost and Expenses
Cost of sales	0.3	—	0.3	42.6	(A	)	42.9
Research and developmentp	28.5	—	28.5	91.2	(A	)	119.7
Selling, general and administrative	27.0	—	27.0	86.4	(A	)	113.4

Write-off of acquired in-process research and development	—	—	—	—			—
Amortization of acquired intangibles	—	—	—	—			—

Total costs and expenses	55.8	—	55.8	220.2			276.0
Income (loss) from operations	67.9	—	67.9	82.3			150.1
Other income (expense), net	4.4	—	4.4	8.0	(A	)	12.4

Income (loss) before income taxes	72.3	—	72.3	90.3			162.6
Provision (benefit) for income taxes	27.7	—	27.7	25.3	(A	)	53.0

Net income (loss)	$44.6	—	$44.6	$65.0			$109.6

Numerator:
Net income (loss)	$44.6		$44.6				$109.6
Net adjustment for interest expense	3.10		3.10				3.10
Net income (loss) used in calculating diluted eps	$47.7		$47.7				$112.7
Shares used in calculation of earnings (loss) per share:
Denominator:
Weighted average number of common shares outstanding	153.4		153.4				325.3
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	24.8		24.8				24.8
Dilutive potential common shares	178.2		178.2				350.1
Earnings (loss) per share:
Basic	$0.29		$0.29				$0.34
Diluted	$0.26		$0.26				$0.32
	column 6	column 7	column 8=	column 9			column 10=
			columns 6 + 7				columns 8 + 9

(A)	Represents former Biogen, Inc. operating revenue and expenses for the period of 2003 prior to the merger and full year 2002. The operating results from October 1 to November 12, 2003 are unaudited.

(B)	Represents the non-cash expense related to valuing the inventory acquired from former Biogen, Inc. at fair value and the royalties related to Corixa settlement.

(C)	Represents non-recurring signing payment in association with new anti-CD20 antibody development collaboration.

(D)	Represents external, incremental consulting and integration costs.

(E)	Represents severance and restructuring charges.

(F)	Represents the non-recurring, non cash expense associated with writing-off the acquired in-process research and development related to the merger with former Biogen, Inc.

(G)	Represents the ongoing, non-cash amortization of acquired intangible assets related to the merger with former Biogen, Inc.

(H)	Represents non-recurring charges associated with charitable donations and legal settlements.

(I)	Represents the tax effect of the above adjustments.

TABLE 4

Biogen Idec
Condensed Consolidated Statements of Operations
and Reconciliation of GAAP Earnings to Adjusted Pro Forma Non-GAAP Earnings
(In millions, except per share data)

	Year Ended
	December 31, 2003
						Biogen		Adjusted
					Adjusted	Operating		Pro Forma
	GAAP	Adjustments			Non-GAAP	Pre-Merger		Non-GAAP
								1/1-11/12/03
Revenues
Product	$171.6	—			$171.6	$1,056.9	(A)	$1,228.5
Revenues from unconsolidated joint business	493.0	—			493.0	—		493.0
Royalties	12.0	—			12.0	115.2	(A)	127.2
Corporate partner revenues	2.6	—			2.6	1.0	(A)	3.6

Total Revenues	679.2	—			679.2	1,173.1		1,852.4
Cost and Expenses
Cost of sales	284.7	(233.4)	(B	)	51.3	179.2	(A)	230.5
Research and development	233.3	(20.0)	(C	)	213.3	332.4	(A)	545.7
		—	(D	)			(A)	—
Selling, general and administrative	174.6	(3.0)	(E	)	161.4	346.7		508.1
		(10.2)	(F	)				—
Write-off of acquired in-process research and development	823.0	(823.0)	(G	)	—	—		—
Amortization of acquired intangibles	33.2	(33.2)			—	—		—

Total costs and expenses	1,548.8	(1,122.8)			426.0	858.3		1,284.3
Income (loss) from operations	(869.6)	1,122.8			253.2	314.8		568.0
			(H	)			(A)
Other income (expense), net	(11.0)	30.7			19.7	31.9		51.6

Income (loss) before income taxes	(880.6)	1,153.5			272.9	346.7		619.5
			(I	)			(A)
Provision (benefit) for income taxes	(5.5)	107.4			101.9	90.1		192.1

Net income (loss)	($875.1)	$1,046.1			$171.0	$256.6		$427.5

Numerator:
Net income (loss)	($875.1)				$171.0			$427.5
Net adjustment for interest expense	—				9.4			9.4
Net income (loss) used in calculating diluted eps	($875.1)				$180.4			$436.9
Shares used in calculation of earnings (loss) per share:
Denominator:
Weighted average number of common shares outstanding	178.0				178.0			327.3
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	—				31.9			31.9
Dilutive potential common shares	178.0				209.9			359.2
Earnings (loss) per share:
Basic	($4.92)				$0.96			$1.31
Diluted	($4.92)				$0.86			$1.22
	column 1	column 2			column 3=	column 4		column 5=
					columns 1 + 2			columns 3 + 4

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended
	December 31, 2002
				Biogen		Adjusted
			Adjusted	Operating		Pro Forma
	GAAP	Adjustments	Non-GAAP	Pre-Merger		Non-GAAP
				1/1-12/31/02
Revenues
Product	$13.7	—	$13.7	$1,034.4	(A)	$1,048.1
Revenues from unconsolidated joint business	385.8	—	385.8	—		385.8
Royalties	—	—	—	114.0	(A)	114.0
Corporate partner revenues	4.7	—	4.7	—	(A)	4.7

Total Revenues	404.2	—	404.2	1,148.4		1,552.6
Cost and Expenses
Cost of sales	1.5	—	1.5	160.2	(A)	161.6
Research and development	100.9	—	100.9	367.6	(A)	468.4

Selling, general and administrative	88.0	—	88.0	318.2	(A)	406.2

Write-off of acquired in-process research and development	—	—	—	—		—
Amortization of acquired intangibles	—	—	—	—		—

Total costs and expenses	190.4	—	190.4	845.9		1,036.3
Income (loss) from operations	213.8	—	213.8	302.4		516.3
Other income (expense), net	17.6	—	17.6	33.3	(A)	51.0

Income (loss) before income taxes	231.4	—	231.4	335.7		567.3
Provision (benefit) for income taxes	83.4	—	83.4	94.0	(A)	177.4

Net income (loss)	$148.0	—	$148.0	$241.7		$389.8

Numerator:
Net income (loss)	$148.0		$148.0			$389.8
Net adjustment for interest expense	4.90		4.90			4.90
Net income (loss) used in calculating diluted eps	$152.9		$152.9			$394.7
Shares used in calculation of earnings (loss) per share:
Denominator:
Weighted average number of common shares outstanding	153.1		153.1			324.8
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	26.5		26.5			29.6
Dilutive potential common shares	179.6		179.6			354.4
Earnings (loss) per share:
Basic	$0.97		$0.97			$1.20
Diluted	$0.85		$0.85			$1.11
	column 6	column 7	column 8=	column 9		column 10=
			columns 6 + 7			columns 8 + 9

(A)	Represents former Biogen, Inc. operating revenue and expenses for the period of 2003 prior to the merger and full year 2002. The operating results from October 1 to November 12, 2003 are unaudited.

(B)	Represents the non-cash expense related to valuing the inventory acquired from former Biogen, Inc. at fair value and the royalties related to Corixa settlement.

(C)	Represents non-recurring signing payment in association with new anti-CD20 antibody development collaboration.

(D)	Represents external, incremental consulting and integration costs.

(E)	Represents severance and restructuring charges.

(F)	Represents the non-recurring, non cash expense associated with writing-off the acquired in-process research and development related to the merger with former Biogen, Inc.

(G)	Represents the ongoing, non-cash amortization of acquired intangible assets related to the merger with former Biogen, Inc.

(H)	Represents non-recurring charges associated with charitable donations and legal settlements.

(I)	Represents the tax effect of the above adjustments.

Table 5

Biogen Idec Inc
Product Revenues for Fourth Quarter and Full Year 2003
Combined Pro Forma Revenue
(in thousands)

The non-GAAP pro forma financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. Management believes that the non-GAAP financial measures are useful because they include those non-GAAP activities or transactions that may be relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Three Months Ended
	December 31,
	2003			2002
	U.S. GAAP	Biogen Revenue	Pro Forma	U.S. GAAP	Biogen Revenue	Pro Forma
	Revenue (a)	Pre-merger (b)	Combined Revenue	Revenue (a)	Pre-merger (b)	Combined Revenue
PRODUCT REVENUES
Avonex®	$142,603	$167,513	$310,116	$—	$256,267	$256,267
Amevive®	9,356	7,984	17,340	—	—	—
Zevalin®	4,533	—	4,533	5,453	—	5,453

Total Product Revenues	$156,492	$175,497	$331,989	$5,453	$256,267	$261,720

	Twelve Months Ended
	December 31,
	2003			2002
	U.S. GAAP	Biogen Revenue	Pro Forma	U.S. GAAP	Biogen Revenue	Pro Forma
	Revenue (a)	Pre-merger (b)	Combined Revenue	Revenue (a)	Pre-merger (b)	Combined Revenue
PRODUCT REVENVUES
Avonex®	$142,603	$1,025,874	$1,168,477	$—	$1,034,357	$1,034,357
Amevive®	9,356	31,058	40,414	—	—	—
Zevalin®	19,602	—	19,602	13,711	—	13,711

Total Product Revenues	$171,561	$1,056,932	$1,228,493	$13,711	$1,034,357	$1,048,068

(a)	US GAAP includes revenue from the former Biogen, Inc. for the period following the merger close of November 13, 2003 through December 31, 2003 only and IDEC Pharmaceuticals Corporation for the full year.

(b)	Represents former Biogen, Inc. revenue that is not included in GAAP revenues.